Contact: Scott F. Stephens
847-827-9666, ext. 2269

Lawson Products, Inc. Announces Third Quarter 2007 Results

DES PLAINES, IL, October 31, 2007 – Lawson Products, Inc. (NASDAQ: LAWS, the “Company”), a distributor of services, systems and products to the maintenance, repair and operations (MRO) and original equipment manufacturer (OEM) marketplaces, today announced financial results for its third quarter ended September 30, 2007. For the third quarter 2007, net sales from continuing operations were $127.9 million, an increase of $0.6 million from the comparable prior year quarter. Net income for the quarter was $2.4 million, compared to net income of $3.1 million in the third quarter of 2006. Diluted income per share was $0.28 for the quarter, compared to income of $0.34 per share a year ago.

Third quarter 2007 results include severance costs of $3.7 million related to several executive departures and re-alignment of the Company’s sales management. The Company reported operating income of $5.4 million for the quarter compared to operating income of $5.8 million in the prior year.

Gross profit margins for the third quarter 2007 of 59.8 percent were lower compared to 60.1 percent gross profit margins in the third quarter of 2006. This decrease was primarily due to higher overall product costs.

Selling, general and administrative (SG&A) expenses were $67.4 million for the third quarter of 2007, which represents a decline from the respective prior period amounts of $70.7 million.  Included in SG&A costs are legal costs associated with the ongoing investigation by the U.S. Attorney’s Office for the Northern District of Illinois.  The Company incurred expenses of $1.2 million for legal costs associated with this investigation in the quarter ended September 30, 2007, which represents a $0.6 million increase compared to $0.6 million in the prior year period.

The primary driver of lower SG&A in the third quarter 2007 was lower compensation costs, reflecting a $3.1 million reduction in costs associated with the Company’s long-term based incentive plans due to the decline in the Company’s financial performance in 2007.

The effective tax rate for the three months ended September 30, 2007 was 53.9 percent, which was higher than the 45.6 percent rate for the three months ended September 30, 2006. The higher rate for the third quarter 2007 was related to increases to estimated tax liabilities related to the Company’s decision to exclude tax deductions for expenses associated with the Company’s customer loyalty programs.

Share repurchase activities that occurred primarily in 2006 reduced the outstanding shares of common stock by approximately five percent and had a favorable impact on net income per share amounts when compared to the prior year.

 Thomas Neri, President and Chief Executive Officer said, “In the third quarter, we continued to implement strategic initiatives that management believes are critical to driving the Company’s long-term growth and shareholder value.  Those initiatives included actions related to supply chain, sales management, and operations enhancement activities.  In addition, several third quarter 2007 employee departures related to certain initiatives resulted in severance charges that negatively impacted our reported financial results for the current quarter.  Despite the negative short-term financial impacts of these actions, I remain enthusiastic about the opportunities that these initiatives provide for delivering customer satisfaction and growth for the Company.”

About Lawson Products, Inc.

Lawson Products, Inc. is a leader in selling and distributing services, systems and products to the industrial, commercial and institutional maintenance, repair and operations (MRO) market. The Company also manufacturers, sells and distributes production and specialized component parts to the original equipment marketplace (OEM) including the automotive, appliance, aerospace, construction and transportation industries.

This release contains certain forward-looking statements that involve risks and uncertainties. The terms “may,” “should,” “could,” “anticipate,” “believe,” “continues”, “estimate,” “expect,” “intend,” “objective,” “plan,” “potential,” “project” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from the expectations. These risks include, but are not limited to: the impact of governmental investigations, such as the ongoing investigation by U.S. Attorney’s Office for the Northern District of Illinois; excess and obsolete inventory; disruptions of the Company’s information systems; risks of rescheduled or cancelled orders; increases in commodity prices; the influence of controlling stockholders; competition and competitive pricing pressures; the effect of general economic conditions and market conditions in the markets and industries the Company serves; the risks of war, terrorism, and similar hostilities; and, all of the factors discussed in the Company’s “Risk Factors” set forth in its Annual Report on Form 10-K for the year ended December 31, 2006. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

 LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except share data)	September 30, 2007	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$1,664	$3,391
Accounts receivable, less allowance for doubtful accounts	62,577	60,411
Inventories	91,008	90,272
Miscellaneous receivables and prepaid expenses	7,970	5,529
Deferred income taxes	3,098	3,538
Discontinued current assets	1,171	2,056
Total Current Assets	167,488	165,197

Property, plant and equipment, less allowances for depreciation and amortization	50,656	42,664
Deferred income taxes	22,803	20,341
Goodwill	27,999	27,999
Other assets	24,644	22,679
Discontinued non-current assets	—	3
Total Assets	$293,590	$278,883
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Revolving line of credit	$13,000	$—
Accounts payable	15,038	14,055
Accrued expenses and other liabilities	46,343	46,746
Income taxes	—	855
Discontinued current liabilities	1,065	1,770
Total Current Liabilities	75,446	63,426
Accrued liability under security bonus plans	26,549	25,522
Other	20,037	19,618
	46,586	45,140

Stockholders’ Equity:
Preferred Stock, $1 par value:
Authorized - 500,000 shares
Issued and outstanding — None	—	—
Common Stock, $1 par value:
Authorized - 35,000,000 shares
Issued and outstanding-(2007-8,522,001 shares; 2006-8,521,001 shares)	8,522	8,521

Capital in excess of par value	4,774	4,749

Retained earnings	158,301	158,008

Accumulated other comprehensive loss	(39)	(961)
Total Stockholders’ Equity	171,558	170,317
Total Liabilities and Stockholders’ Equity	$293,590	$278,883

LAWSON PRODUCTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2007	2006	2007	2006
Net sales	$127,913	$127,335	$386,760	$386,727
Cost of goods sold	51,456	50,786	157,779	156,974
Gross profit	76,457	76,549	228,981	229,753

Operating expenses:
Selling, general and administrative expenses	67,435	70,740	205,124	209,620
Severance and other charges	3,659	—	10,571	—
Loss on sale of equipment	—	—	—	806
Operating income	5,363	5,809	13,286	19,327

Investment and other income	160	260	555	1,201
Interest expense	(295)	—	(662)	—

Income from continuing operations before income taxes and cumulative effect of accounting change	5,228	6,069	13,179	20,528

Provision for income taxes	2,818	2,768	6,063	8,587

Income from continuing operations before cumulative effect of accounting change	2,410	3,301	7,116	11,941

Loss from discontinued operations, net of income taxes	(11)	(226)	(496)	(312)

Income before cumulative effect of accounting change	2,399	3,075	6,620	11,629

Cumulative effect of accounting change, net of income taxes	—	—	—	(361)
Net income	$2,399	$3,075	$6,620	$11,268

Basic income (loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$0.28	$0.37	$0.84	$1.33
Discontinued operations	(0.00)	(0.03)	(0.06)	(0.03)
Cumulative effect of accounting change	—	—	—	(0.04)
	$0.28	$0.34	$0.78	$1.25

Diluted income (loss) per share of common stock:
Continuing operations before cumulative effect of accounting change	$0.28	$0.37	$0.83	$1.33

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2007	2006	2007	2006
Discontinued operations	(0.00)	(0.03)	(0.06)	(0.03)
Cumulative effect of accounting change	—	—	—	(0.04)
	$0.28	$0.34	$0.78	$1.25

Cash dividends declared per share of common stock	$0.20	$0.20	$0.60	$0.60

Weighted average shares outstanding:
Basic	8,522	8,998	8,522	8,987

Diluted	8,524	9,004	8,524	8,993